Exhibit 10.64

MASTER TELESERVICES AGREEMENT

This Master Teleservices Agreement (this “Agreement”), dated as of September 16, 2005 (the “Effective Date”), is between Aegis Communications Group, Inc, having its principal place of business at 8001 Bent Branch Drive, Irving, Texas 75063 (“Aegis”), Essar Global Limited, the majority stockholder of Aegis, having its registered place of business at 10, Frere Felix de Valois Street, Port Louis, Mauritius (“Essar”) and PharmaCare Management Service, Inc. and its PharmaCare affiliates (collectively, “Client”), having its principal place of business at 695 George Washington Highway, Lincoln, RI 02865.

WHEREAS, Aegis is engaged in the business of providing telesourcing services, and Client has a need for such telesourcing services from time to time;

WHEREAS, Client provides pharmacy benefit management and related services, including call center services, for the Medicare Part D program; and

WHEREAS, Aegis and Client desire to enter into this Agreement setting forth the terms and conditions pursuant to which Client will purchase from Aegis, and Aegis will provide to Client, such telesourcing services as may be requested by Client from time to time.

NOW, THEREFORE, Client and Aegis hereby agree as follows:

1.	Scope of Agreement. This Agreement sets forth the terms and conditions that will apply to the telesourcing services (the “Services”) to be provided by Aegis to Client as mutually agreed by the parties and confirmed in each Statement of Work (as defined in Section 3).

2.	Term. The term of this Agreement will commence on the Effective Date and will continue indefinitely thereafter subject to the right of Client to terminate this Agreement by providing to Aegis a written notice of termination at least sixty (60) days prior to the effective date of such termination and the right of Aegis to terminate this Agreement by providing to Client a written notice of termination at least 180 days prior to the effective date of such termination. Notwithstanding any such termination of this Agreement, each Statement of Work entered into prior to the effective date of such termination will remain in full force and effect in accordance with the provisions thereof, including each of the provisions of this Agreement.

3.	Statement of Work. The Services provided by Aegis to Client pursuant to this Agreement will be so provided in accordance with statements of work (each, separately, a “Statement of Work”) entered into by Aegis and Client during the term of this Agreement.

Each Statement of Work will, at a minimum, include the following:

a.	A reference to this Agreement, which reference will be deemed to incorporate all applicable provisions of this Agreement into each Statement of Work.

b.	The date as of which each Statement of Work will be effective, and the term or period of time during which Aegis will provide the applicable Services to Client pursuant to each Statement of Work.

c.	A description of Services to be provided by Aegis to Client pursuant to each Statement of Work.

d.	The fees and charges due and payable by Client to Aegis for Services to be provided under each Statement of Work.

e.	Any additional provisions applicable to Services provided under each Statement of Work that are not otherwise set forth in this Agreement or that are exceptions to the provisions set forth in this Agreement.

No Statement of Work will become effective until it has been executed by an authorized representative of each party. In the event of any express conflict or inconsistency between the provisions of this Agreement and the provisions of a Statement of Work, the provisions of the Statement of Work will control with respect to the interpretation of that Statement of Work; provided, however, that the provisions of that Statement of Work will be so construed so as to give effect to the applicable provisions of this Agreement to the fullest extent possible. Contemporaneously with the execution of this Agreement, the parties will execute Statement of Work No. 1, which is attached hereto as Attachment 3.

4	Payment for Services. Client will pay to Aegis for the Services the fees and charges set forth on each Statement of Work. If any Statement of Work fails to set forth the fees for any Service, Client will pay Aegis for such Service at Aegis’ then-current fees. Client will pay all amounts due within 30 days of the date of invoice. Client will reimburse Aegis for the actual and reasonable out-of-pocket expenses incurred by Aegis and pre-approved in writing by Client in connection with the Services performed under a Statement of Work. Except for fees or expenses disputed in good faith by either party, which the parties agree to promptly discuss and resolve informally, any fees or expenses not paid when due will thereafter bear interest until paid at a rate equal to the lesser of (i) one-and-a-half percent (1.5%) per month, or (ii) the highest rate allowed by applicable law. If the parties cannot informally resolve fees or expenses disputed in good faith within 10 business days, the parties agree to appoint a mediator reasonably acceptable to both parties and resolve the dispute through mediation within 10 additional business days. The parties agree to evenly divide the costs of any mediator selected by them. Unless otherwise agreed by the parties, upon resolution, fees and expenses that had been disputed in good faith will be immediately due and payable and will bear interest until paid according to the immediately preceding sentence.

5.	Property Lease. Aegis agrees that it will renew the lease of its Irving, Texas facility, and that promptly after the Effective Date, Aegis will provide to Client a certification letter from the landlord confirming the renewal and/or extension of the lease and confirming the actual term of the lease, which letter will be attached to this Agreement as Attachment 1.

6.

Stand-By Letter of Credit. To support Aegis’s working capital, following the Effective Date and no later than October 5, 2005, Essar agrees to use its commercially reasonable best efforts to post a stand-by letter of credit in favor of Aegis in the amount of $10 million with an international bank reasonably acceptable to Client (the “Essar LC”). The Essar LC will have a term of 1 year (the “Term”), and will have terms of draw reasonably acceptable to Client, including that the Aegis Chief Executive Officer and an Essar-designated member of the Board of Directors of Aegis must jointly obtain Client’s prior written consent before Aegis may make any particular draw on the Essar LC. Unless the Term has already expired, Aegis and Essar will be permitted to terminate the Essar LC before the expiration of the Term upon the date that is 30 days after the completion of the project described on Statement of Work No. 1. Additionally, Essar agrees to provide the commitments set forth in documentation reasonably satisfactory to Client, copies of which will be attached to this Agreement as Attachment 2, regarding (i) Essar’s efforts to implement the Essar LC; and (ii) Essar’s commitment and capacity to fund the working capital requirements and ramp-up expenses incurred by Aegis in connection with providing the Services to Client under this Agreement.

7.	Essar Covenant. Essar agrees that, during the term of this Agreement, including all renewals thereof, it will not call the debt of approximately $17 million owed to Essar by Aegis.

8.	Taxes. Client will be responsible for, and will promptly pay, all taxes, fees or charges levied or assessed by any governmental authority or agency based specifically upon the charges under this Agreement or the Services, except franchise taxes and taxes levied or assessed on the net income or profit of Aegis.

9.	Warranties. Aegis hereby warrants to Client that Aegis will perform its duties and obligations hereunder in a professional and workmanlike manner. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AEGIS MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE SERVICES OR ANY MATTER, INCLUDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, OR RESULTS TO BE DERIVED FROM THE USE OF THE SERVICES.

10.	Confidentiality. In connection with the activities contemplated by this Agreement, each party may have access to confidential or proprietary technical or business information of the other party (“Confidential Information”). Each party will take reasonable precautions to protect the confidentiality of the other party’s Confidential Information, which precautions will be at least equivalent to those taken by such party to protect its own Confidential Information. Except as required by law or as necessary to perform under this Agreement, neither party will knowingly disclose the Confidential Information of the other party or use such Confidential Information for the benefit of any third party. Confidential Information will not include information that (i) was in the public domain at or subsequent to the time it was communicated to the receiving party by the disclosing party through no fault of the recipient; (ii) was rightfully in receiving party’s possession free of any obligation of confidence at or subsequent to the time it was communicated to the receiving party by the disclosing party; (iii) was developed by employees or agents of the receiving party independently of and without reference to any information communicated to the receiving party by the disclosing party; or (iv) was communicated by the disclosing party to an unaffiliated third party free of any obligation of confidence. The receiving party may disclose the Confidential Information of the other party as necessary to establish its rights under this Agreement, in response to a valid court order, law, rule, regulation (including any securities exchange regulation) or other governmental action provided that (a) the disclosing party is notified in writing prior to disclosure of the information and (b) the receiving party assists the disclosing party, at the disclosing party’s expense, in any attempt by the other to limit or prevent the disclosure of the Confidential Information. Notwithstanding anything to the contrary herein, the provisions of this paragraph shall be subject to the provisions in the Business Vendor Agreement, dated September 16, 2005, between Aegis and Client, which shall be executed along with this Agreement.

11.

Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES, IN ANY ACTION ARISING FROM OR RELATED TO THIS AGREEMENT, WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), INTENDED CONDUCT OR OTHERWISE, INCLUDING WITHOUT LIMITATION, DAMAGES RELATING TO THE LOSS OF PROFITS (EXCEPT FOR CLIENT’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT), INCOME, GOODWILL OR REVENUE. UNDER NO CIRCUMSTANCES WILL EITHER PARTY’S AGGREGATE LIABILITY ARISING UNDER THIS AGREEMENT EXCEED THE AMOUNT OF TOTAL FEES PAID OR PAYABLE TO THE OTHER PARTY DURING THE THREE MONTH

PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO LIABILITY UNDER THIS AGREEMENT OR A STATEMENT OF WORK (EXCEPT FOR CLIENT’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT). NOTWITHSTANDING ANY PROVISION OF THIS SECTION 11, THE AGREEMENT, OR A STATEMENT OF WORK, NO LIMITATION OF LIABILITY SHALL APPLY TO ANY CLAIM UNDER SECTION 12 (INDEMNIFICATION) OR BREACH OF SECTION 10 (CONFIDENTIALITY).

12.	Indemnities.

a.	Aegis will be entitled to rely on and act in accordance with any written instructions or directions provided by Client and will incur no liability in doing so. Client shall defend, indemnify and hold harmless Aegis and its subsidiaries, successors and assigns, and each of their officers, directors, agents, contractors, subcontractors and employees (collectively, the “Aegis Indemnified Parties”), from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from (i) Aegis acting in accordance with written instructions or directions from Client; or (ii) any infringement of a United States letters patent, a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by statute, by common law, or by contract alleged to have occurred as a result of rights conveyed, materials provided, or work performed by or on behalf of Client.

b.	Aegis shall defend, indemnify and hold harmless Client and each of its officers, directors, agents, contractors, subcontractors and employees (collectively, the “Client Indemnified Parties”), from and against any and all claims, liabilities, damages, fines, penalties, costs and expenses, including reasonable attorneys’ fees, arising out of or resulting from the negligent acts or intentional misconduct of Aegis, arising out of or in any way connected with the Services, unless such liability results from a written instruction or direction by Client.

c.	The party to be indemnified pursuant to this Section 12 will notify the indemnifying party within a reasonable time after receiving notice of a claim. Provided that the indemnifying party defends any such claim, the indemnifying party will have control over the defense and settlement thereof. The party to be indemnified will furnish, at the indemnified party’s reasonable request and expense, information and assistance necessary for such defense.

13.

Termination. If either party materially breaches this Agreement and/or any Statement of Work (except for a default in payments to Aegis) and fails to cure such default within 30 days after receiving written notice specifying the default, then the party not in default may terminate this Agreement and/or such Statement of Work as of the date specified in such notice. In the event that Client defaults in the payment when due of any amount due to Aegis under any Statement of Work and does not cure such default within 10 days after being given written notice of such default, then Aegis may terminate that Statement of Work and each other Statement of Work as of the date specified in such notice; for purposes of this sentence, amounts disputed in good faith only become due upon resolution of, and to the extent that, the dispute is resolved in favor of payment. Notwithstanding any such termination by Aegis for nonpayment, Client agrees that it will be liable to, and promptly pay, Aegis for any and all unpaid fees and charges, including amounts disputed in good faith when and to the extent the resolution of the dispute is in favor of payment. The rights acquired or obligations incurred by the parties thereto prior to any termination shall not be affected. In the event of any termination under this Section 13, Aegis shall be entitled to receive fees accrued and payable to it as of the date of termination. Upon expiration or termination of this Agreement, Client and Aegis will, within 30 days, return to the other, or destroy all copies of Confidential

Information and will certify, in writing, delivery or destruction of all such Confidential Information and copies thereof.

14.	Cooperation. Client shall cooperate with Aegis by furnishing any information or performing any action reasonably requested by Aegis, which information or action is necessary to the timely, and successful consummation of the transactions contemplated by this Agreement, including without limitation providing Aegis with Client’s Subscription Account Number with the National Do-Not-Call registry and all other information reasonably requested by Aegis to ensure compliance with applicable law.

15.	Binding Nature and Assignment. This Agreement will be binding on the parties hereto and their respective successors and assigns, but neither party may assign this Agreement without the other party’s prior written consent.

16.	Force Majeure. Except for Client’s payment obligation, each party will be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of an act of God, natural disaster, war, civil disturbance or other cause beyond its reasonable control and that it could not have prevented by reasonable precautions.

17.	Notices. Notices provided for in this Agreement will be in writing and will be delivered by hand, by facsimile, by overnight mail or by certified mail, return receipt requested, to the parties at the following addresses, or such other addresses either party may provide to the other party in writing:

If to Aegis Communications Group:

Aegis Communications Group, Inc.

8001 Bent Branch Drive

Irving, Texas 75063

Fax No.: (972) 868-0218

Attn: Chief

Financial Officer

If to Essar:

Essar Global Limited

c/o Essar Group

145 East 48th Street

New York, New York 10017

If to Client:

PharmaCare

8721 Airport Freeway

North Richland Hills, TX 76180

Fax No: (817) 427.5213

Attn: Vice President, Customer Service

18.	Severability. If any provision of this Agreement is invalid or unenforceable, the Agreement will be construed as if such invalid or unenforceable provision was not included and the remainder of the Agreement shall be enforced as written.

19.	Waiver. No provision of this Agreement will be deemed waived, amended or modified by either party unless such waiver, amendment or modification is in writing and signed by the party against whom enforcement of the waiver, amendment or modification is sought. Any such amendment or modification will be binding with or without tender of consideration. A waiver by either of the parties of any of the covenants, conditions or agreements to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach or of any other covenant, condition or agreement contained in this Agreement.

20.	Relationship of Parties. Aegis is performing pursuant to this Agreement only as an independent contractor. Aegis has the sole obligation to supervise, manage, contract, direct, procure, perform or cause to be performed the Services, except as otherwise agreed upon by the parties. Nothing set forth in this Agreement will be construed to create the relationship of principal and agent, joint venture or partnership between Client and Aegis.

21.	Survival. Expiration or termination of this Agreement for any reason will not release either party from any liabilities or obligations set forth in this Agreement that (a) the parties have expressly agreed will survive any such expiration or termination, or (b) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

22.	Entire Agreement. This Agreement and each Statement of Work, together with each exhibit and attachment attached hereto or thereto, constitute the entire agreement between the parties and supersedes any and all prior or contemporaneous oral and written communications, understandings or agreements relating to the subject matter hereof.

23.	Governing Law. This Agreement will be governed by and construed in accordance with the laws, other than choice of law rules, of the State of Texas.

24.	Ownership. Title to and ownership of all systems, software, documentation, utilities, tools, methodologies, specifications, techniques and other materials, know-how, and hardware owned by Aegis or in the possession of Aegis prior to the Effective Date of this Agreement and used and developed by Aegis in connection with providing the Services, together with the intellectual property rights therein, shall remain with Aegis.

25.

Non-Solicitation. Neither party may hire or solicit the hiring of, directly or indirectly, the other party’s employees during the term of this Agreement and for one year after its conclusion. The parties further agree that in the event of any actual or threatened breach of the provisions of this Section 25, the non-breaching party shall be entitled (in addition to any and all other rights and remedies at law or in equity for damages or otherwise, which rights and remedies are and shall be cumulative) to specific performance, a temporary restraining order, or an injunction to prevent such breach or contemplated breach. Notwithstanding anything to the contrary herein, following the completion of the initial term in Statement of Work No. 1, Client has the option, but not the obligation, to make employment offers to the Aegis production employees trained on Client’s project described in Statement of Work No. 1.

26.	Publicity. Except as may be reasonably necessary to comply with the federal securities laws, neither party shall publicize any aspect of this agreement without the prior written consent of the other party.

27.	Authorization. This Agreement is effective only when signed by the one of following executive officers of Aegis: the President, CEO, Chief Financial Officer or EVP Operations.

IN WITNESS WHEREOF, each party has caused its authorized representative to execute this Agreement as of the Effective Date.

AEGIS COMMUNICATIONS GROUP, INC.

By:	/s/ Kannan Ramasamy
Name:	Kannan Ramasamy
Title:	President and Chief Executive Officer

ESSAR GLOBAL LIMITED

By:	/s/ Pramod Saxena
Name:	Pramod Saxena
Title:

PHARMACARE MANAGEMENT SERVICES, INC.

By:	/s/ John Wardle
Name:	John Wardle
Title:	Senior Vice President, Marketing

Attachment 1

LANDLORD CERTIFICATION OF LEASE EXTENSION

Attachment 2

ESSAR DOCUMENTATION OF EFFORTS TO IMPLEMENT THE ESSAR LC AND TO FUND

THE WORKING CAPITAL REQUIREMENTS AND RAMP UP EXPENSES OF AEGIS

RELATING TO THE SERVICES TO BE PROVIDED TO CLIENT UNDER THE AGREEMENT

Attachment 3

Attachment 4